CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-267429 on Form N-2 of our report dated February 26, 2024, relating to the financial statements and financial highlights of BlackRock Debt Strategies Fund, Inc. appearing in this Annual Report on Form N-CSR for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 29, 2024